EXHIBIT 10.1

February 6, 2013

Mr. Adalberto Cantu, Jr.
345 Parsons Green
Shreveport. Louisiana 71106

Dear Mr. Cantu,

On behalf of Home Federal Bank, I am pleased to convey to you in writing our employment offer for the position of Senior Credit Officer in the Credit and Loan Administration Division. This is an exempt position. We are excited about your decision to join HFB and look forward to working with you. Please allow me to reiterate the elements of the job offer that we discussed previously. They are as follows:

Title:	Senior Vice President Senior Credit Officer

Reports To:	Jim Barlow, President of HFB on a daily basis

Salary:	$100,000 annualized

Incentive:	Currently, all employees not included in a production based incentive plan are eligible to receive an annual performance-based, incentive payment.

Vacation:	3 weeks (15 days) in 2013, 3 weeks (15 days) per year beginning January 1, 2014. Employees are eligible for paid vacation leave after 90 days of employment.

Sick Leave:	20 days per year, cumulative to a maximum of 30 days. Employees are eligible for paid sick leave after 90 days of employment.

Benefits:	Eligible to contribute to the Home Federal Bank 401(k) plan on the 1st day of the month following 90 days of employment. Eligible for Employer Safe Harbor Match following one (1) year of employment.

Page Two February 6, 2013

Benefits (cont.)
Group health, dental, and vision coverage available on 1st day of the month following 30 days of employment.

STD, ETD, AD&D, and Life Insurance coverage provided on 1st day of the month following 30 days of employment.

Start Date:	2-19-13

This offer does not include any other statements that may have been made by representatives of Home Federal Bank or Home Federal Bancorp of Louisiana. If you have any questions, please do not hesitate to contact me at (318) 841-1171.

James R. “Jim” Barlow

/s/James R. Barlow
President and CEO
Home Federal Bank

Accepted this 6th day of February 2013

/s/Adalberto Cantu, Jr.
Adalberto Cantu, Jr.